EXHIBIT 10.19
August 2, 2010
Mr. Bob Stockman
Dear Bob:
On behalf of the Board of Directors of REVA Medical, Inc. (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”). In addition, as CEO, you will continue as a Director of the Company. The terms of the offer of employment are the following:
1.	Start Date: Your position will be as a full-time employee commencing on August 2, 2010.
2.	Salary: The Company will pay you an annual salary of $325,000.00 to be paid monthly in accordance with the Company’s standard payroll policies (subject to normal required withholding) and will be reviewed annually by the Compensation Committee of the Board.
3.	Targeted Bonus: You will be eligible to receive a discretionary annual bonus targeted for 30% of your annual salary. For 2010, your bonus payment will be prorated based on your start date.
4.	Equity: Upon commencement of your employment, the Company will recommend that its Board of Directors grant you an option representing the right to purchase 3% of the fully diluted ownership of the Company in shares of Common Stock. The option will be granted as an incentive stock option to the maximum extent possible. For this purpose, “fully diluted capitalization” includes all outstanding shares of capital stock plus all shares subject to issuance under outstanding options or warrants. The option grants will have an exercise price equal to the fair market value of such Common Stock on the date of Board approval. The initial option grant is immediately exercisable and will vest 25% on your one-year anniversary of employment with the Company, and then at a rate of 1/36th per month thereafter, with the option being fully vested after four (4) years from your date of hire. In the event that you choose to early exercise your option, the Company will have a right to repurchase any unvested shares at the lesser of cost or fair market value at the time of repurchase in the event of termination of your employment relationship.
5.	Severance: In the event that your employment is terminated without Cause as defined in this letter, you will be entitled to receive six months of base salary and COBRA (medical and dental insurance coverage) as severance, in exchange for your signature on a severance agreement and general release (“Severance Agreement”). For purposes of this letter, Cause is defined as: (i)

willful failure by the Employee to substantially perform his duties hereunder, other than a failure resulting from the Employee’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iii) a willful breach by the Employee of a material provision of this Agreement, (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company, or (v) termination of your employment in connection with the bankruptcy, insolvency, liquidation, or similar winding-up of the business of the Company. No severance benefits would be paid or provided to the Employee under this offer of employment on account of a termination for Cause.
6.	Change of Control: During your employment with the Company, if a Change in Control of the Company occurs, and if you resign for Good Reason or are terminated without cause within one year following such Change in Control, then you will receive immediate vesting of any outstanding stock options. “Change in Control” shall mean a merger, acquisition or other transaction in which the owners of at least 51% of the outstanding stock of the Company are different after such transaction than before such transaction. “Good Reason” shall mean solely and specifically: (i) any material reduction in your base salary or any guaranteed bonus, (ii) a material diminution of your job duties or responsibilities, or (iii) a change in the location of your employment of more than 20 miles (which is material) from its current location unless such relocation is within 50 miles of your principal residence.
7.	Notice and Opportunity to Cure: Notwithstanding the foregoing, in order to terminate your employment for Good Reason (i) you shall first give the Company written notice stating with reasonable specificity the basis for the termination with Good Reason, and (ii) give the Company a period of thirty (30) days to cure or remedy the problem, unless such problem cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days).
8.	Living and Relocation Expenses: The Board understands that you will be commuting to corporate headquarters in San Diego, CA from your home in Princeton, NJ. The Company shall provide up to $2,500 per month for hotel expenses to accommodate your regular visits to headquarters. In addition, the Company will budget $6,000 per month to reimburse your travel from your residence to headquarters and back.
9.	Benefits: You shall be entitled the Company’s basic employment benefits available to all Company Employees. Details of the Company’s benefits will sent to you under separate cover.

10.	At-Will Employment: . Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any or no reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Your participation in any stock purchase or benefit program is not to be regarded as assuring you continuing employment for any particular period of time.
11.	Outside Activities: While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. During the term of your employment by the Company, except on behalf of the Company, you shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation. The Company understands that you currently serve and will continue to serve on the board of directors of 4 private companies, one public company and a family investment trust. You shall not serve on any additional board of directors without seeking approval from the REVA Board of Directors.
12.	Eligibility for Employment: For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
13.	Agreements: You will sign the Company’s standard Employee Agreement (which will also be provided to you shortly) prior to the initiation of your employment. In addition, you will abide by the Company’s policy that prohibits any new employee from bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer. You will agree to follow the

Company’s policy that employees must not disclose any information regarding salary, bonuses, or stock purchase or option allocations to other employees, either directly or indirectly.
Again, Bob, let me indicate how pleased we all are to extend this offer letter, and how much I look forward to working with you to make REVA Medical a success.
Very truly yours,
/s/ Gordie Nye
Gordie Nye
Director
REVA Medical

Accepted:	/s/ Bob Stockman
Bob Stockman

Date: August 2, 2010